Exhibit 4.12

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Marvell Technology, Inc. (“Marvell,” “we,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.002 per share. Our common stock is listed on the Nasdaq Global Select Market under the symbol “MRVL.”
The following description of Marvell capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Company’s amended and restated certificate of incorporation (“certificate of incorporation”) and the Company’s amended and restated bylaws (“bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.
DESCRIPTION OF MARVELL CAPITAL STOCK

Authorized Capital Stock
The total number of shares of capital stock the Company is authorized to issue is 1,258,000,000 shares. This authorized capital stock consists of 1,250,000,000 shares of common stock and 8,000,000 shares of preferred stock, each having a par value of $0.002 per share.

Common Stock
Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. Holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of any preferred stock issued by the Company). A majority of the votes cast is required for stockholders to elect directors (except that directors are elected by a plurality of the votes cast in a contested director election) and a majority of the voting power of stock present or represented is required to take action on all other matters to which our stockholders generally are entitled to vote, except as otherwise required by law, rule or regulation applicable to the Company or our securities.

Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of our common stock will be entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment or providing for liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Our common stock has no preemptive rights, conversion rights, or redemption or sinking fund provisions. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of holders of any series of preferred stock that the Company may designate and issue.

Preferred Stock
Our board of directors has the authority, without further action by the holders of our common stock, to issue up to 8,000,000 shares of preferred stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series of preferred stock. Accordingly, without action by the holders of our common stock, our board of directors may designate and authorize the issuance of additional classes or series of preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of our common stock. As such, the issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control.
Anti-Takeover Provisions
Some provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us or making it more difficult to remove management.
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:
•our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.
Section 203 defines a “business combination” to include:
•any merger or consolidation involving us and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;
•in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;
•any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.
In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.
Certificate of Incorporation and Bylaw Provisions
Removal of Directors; Board Vacancies; Board Size
Our certificate of incorporation provides for the removal of any of our directors without cause by a stockholder vote of at least a majority of the voting power of the then outstanding voting stock. In addition, our certificate of incorporation provides that any vacancy occurring on the board may be filled by a majority of directors then in office, even if less than a quorum. Finally, our bylaws provide that the authorized number of directors may be changed only by a resolution of our board of directors. This system of removing directors, filling vacancies and fixing the size of the board makes it more difficult for stockholders to replace a majority of the directors.
Advance Notice of Proposals and Nominations
Our bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the principal executive offices of the Company not later than the 90th day nor earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the special meeting was mailed or public disclosure of the date of the special meeting was made.
Limits on Special Meetings
Our certificate of incorporation provides that a special meeting of the stockholders: (1) may be called at any time by our board of directors and (2) shall be called by the chair of the board or the secretary of the Company upon the written request or requests of one or more persons that (a) own (as defined in the our bylaws) shares representing at least 10% of the voting power of the stock outstanding and entitled to vote on the matter or matters to be brought before the proposed special meeting at the time a request is delivered; and (b) comply with such procedures for calling a special meeting of stockholders as may be set forth in our bylaws.
Amendment of Our Bylaws
Our board of directors is authorized to adopt, amend and repeal our bylaws. Our stockholders also have the power to adopt, amend and repeal our bylaws by a stockholder vote of at least a majority of the voting power of the then outstanding voting stock.
Preferred Stock
The Company’s ability to issue an indeterminate number of shares of the authorized shares of preferred stock with such rights, privileges and preferences as our board of directors may fix may have the effect of delaying or preventing a takeover or other change of control of the Company. Please see “Description of Marvell Capital Stock—Preferred Stock” above for additional information.
Shareholder Rights Plan
Our bylaws provide that our board of directors is expressly authorized to adopt a shareholder rights plan as a defensive measure at any time it determines to be in the best interest of the Company and its stockholders, including in response to any pending or threatened unsolicited offer in respect of a business combination. Our bylaws further provide that any shareholder rights plan adopted must either (1) have a term of less than 12 months or (2) be submitted to the stockholders for approval by not more than 12 months following adoption of the plan. In addition, any such shareholder rights plan must not contain provisions that limit the discretion of new directors to amend or redeem the rights under the plan.

Exclusive Forum
Our certificate of incorporation provides that unless the Company, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States. The exclusive forum provision does not apply to actions arising under the Exchange Act.